Exhibit 10.23

AMENDMENT NO. 3
TO THE SECOND AMENDED AND RESTATED
2006 LONG TERM INCENTIVE PLAN FOR
NON-EMPLOYEE DIRECTORS OF THE COOPER COMPANIES, INC.

WHEREAS, The Cooper Companies, Inc. (the “Company”) has adopted the Amended and Restated 2006 Long Term Incentive Plan for Non-Employee Directors of the Cooper Companies, Inc. (the “Plan”); and

WHEREAS, Section 11 of the Plan permits the Board of Directors of the Company to amend the Plan, subject to certain limitations; and

WHEREAS, the Board of the Company desires to amend the Plan to adjust the formula for calculation of the number of shares of Restricted Stock and Stock Options granted under Sections 6 and 7 of the Plan;

NOW, THEREFORE, the Plan is hereby amended as follows:

FIRST: The first two sentences of Section 6(a) of the Plan are hereby deleted and replaced with: “Each Annual Restricted Stock Grant presented to a Non-Employee Director shall entitle the recipient to purchase a number of shares of Restricted Stock with a total value of $135,000, or, $148,500 in the case of the non-executive Chairman of the Board. The number of shares awarded shall be calculated by dividing the total value of the Annual Restricted Stock Grant by the Fair Market Value on the date of grant. In the case of a Non-Employee Director who joins the Board after Annual Restricted Stock Grants have been made for a given fiscal year, such new Non-Employee Director upon appointment or election to the Board, shall be entitled to purchase a number of shares of Restricted Stock with a total value of $135,000, or $148,500 in the case of a Non-Employee Director who serves as non-executive Chairman of the Board, multiplied by a fraction, the numerator of which shall be the number of months during the fiscal year that such person will serve as a Non-Employee Director (which shall include as a full month the month that service commences) and the denominator of which shall be 12 (a “Mid-Year Restricted Stock Grant”).”;

SECOND: The first two sentences of Section 7 of the Plan are hereby deleted and replaced with: “On each November 1 each Non-Employee Director shall be granted a Stock Option to purchase a number of shares of Stock with a value of $135,000, or, in the case of the Lead Director and/or any non-executive Chairman of the Board, as the case may be, a value of $148,500. In the case of a Non-Employee Director who joins the Board after Stock Options have been granted for a given fiscal year, such new Non-Employee Director upon appointment or election to the Board, shall receive a Stock Option to purchase a number of shares of Stock with a value of $135,000, or, in the case of the Lead Director and/or any non-executive Chairman of the Board, as the case may be, a value of $148,500, multiplied by a fraction, the numerator of which shall be the number of months during the fiscal year that such person will serve as a Non-Employee Director (which shall include as a full month the month that service commences) and the denominator of which shall be 12. In either case, the number of Stock Options awarded shall be calculated by first multiplying the Fair Market Value on the date of grant by the approved volatility rate for accounting purposes and then dividing the value of the Stock Option award by the resulting amount, rounding to the nearest whole share.”

THIRD: The provisions of this amendment shall be effective October 24, 2013.

FOURTH: Except to the extent herein above set forth, the Plan shall remain in full force and effect.

IN WITNESS WHEREOF, the Board of Directors of the Company has caused this Amendment to the Plan to be executed by a duly authorized officer of the Company.

THE COOPER COMPANIES, INC.

By:	/s/ Carol R. Kaufman
Carol R. Kaufman

Title:	Executive Vice President, Secretary, Chief Administrative Officer & Chief Governance Officer